Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is executed and delivered as of January 7, 2006 (the “Effective Date”) by and between Pamela Atherton (“Ms. Atherton”) and Crdentia Corp., a Delaware corporation (the “Company”).  Ms. Atherton and the Company each is referred to herein as a “Party,” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Ms. Atherton currently is employed as President of the Company; and

WHEREAS, Ms. Atherton and the Company have mutually decided to end their employment relationship, upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the covenants and promises contained herein, the Parties agree as follows:

1.                                      Agreement By Employee; Severance Payments.  Ms. Atherton hereby voluntarily resigns from her employment with the Company, effective as of January 7, 2006 (the “Separation Date”).  In consideration of Ms. Atherton’ execution and delivery of this Agreement, the Company shall pay to Ms. Atherton the gross sum of $175,000 over the one year period immediately subsequent to the Separation Date (the “Severance Period”), less all applicable withholding, payable in twenty six (26) bi-monthly installments in accordance with the Company’s payroll practice (the “Severance Payments”).  The Company shall also provide Ms. Atherton with medical coverage and life insurance benefits as in effect on the Effective Date (or, in the event of a change in the applicable plans, on the same terms available to the Company’s employees generally) on the same terms as provided heretofore (including Ms. Atherton’s contribution) to the extent permissible under those plans during the Severance Period.

2.                                      Stock Matters.  Ms. Atherton’s stock options to purchase 422,741 shares of the Company’s common stock issued in accordance with the terms of the applicable Notice of Stock Option Award and Stock Option Award Agreement dated December 22, 2003 and Notice of Stock Option Award and Stock Option Award Agreement dated August 3, 2004 and the Company’s 2004 Stock Incentive Plan (the “Plan”),as well as the 133,310 shares of restricted stock issued in accordance with that certain Restricted Stock Issuance Agreement dated November 1, 2002 shall continue to vest in accordance with the vesting schedules set forth in such agreements during the Severance Period subject to Ms. Atherton’s compliance with the terms and conditions of this Agreement. The unvested options remaining at the end of the Severance Period shall accelerate and vest in full and shall be exercisable until the fifth anniversary of the Separation Date, subject to the continuing application of the terms and conditions of such Stock Option Agreements and the Plan other than those relevant to vesting and exercisability.  Ms. Atherton hereby irrevocably forfeits all right, title and interest into 900,000 shares of restricted stock potentially issuable to her under that certain Notice of Restricted Stock Bonus Award and Restricted Stock Bonus Award Agreement dated May 31, 2005.  The Company shall promptly cooperate with Ms. Atherton in removing legends from her share certificates without charge in compliance with Rule 144 of the Securities Act of 1933, as amended.  Ms. Atherton agrees to comply with the terms of the Crdentia Corp. Insider Trading Policy attached hereto as Exhibit A during the Severance Period.

3.                                      Employment Agreement.  The Parties acknowledge and agree that the terms of that certain Executive Employment Agreement dated December 22, 2003 by and between the Company and Ms. Atherton are hereby terminated in their entirety, except for the terms of Section 6 (Termination Obligations), Section 7 (Inventions and Proprietary Information; Non-Competition; Prohibition of Third Party Information), and Section 8 (Arbitration), which terms and conditions shall survive execution of this Agreement and continue in full force and effect, provided that the period of Ms. Atherton’s non-compete obligation is hereby modified to twelve (12) months from the Severance Date rather than eighteen (18) months.  Notwithstanding the foregoing, Ms. Atherton shall retain e-mail access to “PAtherton@crdentia.com” during the Severance Period, but shall promptly return her laptop computer and Blackberry device to the Company.

4.                                      Inquiries and References.  The Company shall provide Ms. Atherton with a reference letter attached hereto as Exhibit B (the “Reference Letter”).  The Company shall refer all inquiries from prospective employers regarding Ms. Atherton to James D. Durham, who shall communicate only:  last position held, dates of employment and any information contained in the reference letter.

5.                                      Wages and Vacation Pay.  The Company shall pay to Ms. Atherton all of her wages through the Separation Date.

6.                                      Consulting Services.  During the one (1) year period following the Separation Date, Ms. Atherton shall provide consulting services to the Company, as and when requested by the Company, including, without limitation, (i) consultation and testimony in connection with claims, suits, arbitrations or similar proceedings in which the Company is involved, and (ii) consultation regarding the Company’s strategic transactions, customers, suppliers, marketing plans, employees and historical transactions.  Ms. Atherton shall provide consulting services to the extent reasonably requested by the Company and its counsel with respect to matters specified in (i) not to exceed two hundred (200) hours in the aggregate in the preceding sentence and with respect to matters specified in (ii) in the preceding sentence not to exceed one hundred (100) hours in the aggregate.  Ms. Atherton shall receive no additional compensation for the consulting services provided pursuant to this Section 6 other than the Severance Payments.  Ms. Atherton shall be entitled to reimbursement for all reasonable expenses incurred by Ms. Atherton in accordance with Company policy in connection with rendering such consulting services.

7.                                      General Release of Claims.  In consideration of the Company’s execution and delivery of this Agreement and the Company’s payment to Ms. Atherton of the Severance Payments, Ms. Atherton shall execute and deliver a General Release of Claims, in the form attached hereto as Exhibit C (the “General Release”).

8.                                      Covenant Of Confidentiality.  Ms. Atherton acknowledges that she has executed a form of the Company’s Employee Invention and Confidentiality Agreement (the “Invention and Confidentiality Agreement”), and that, notwithstanding the termination of her employment, she shall continue to have an obligation not to disclose or use any “Confidential Information” (as defined therein) obtained during the course of her employment with the Company on the terms set forth therein.  Ms. Atherton further acknowledges and agrees that such “Confidential Information” includes, without limitation and by way of example, information regarding the Company’s recruitment and hiring of personnel, information regarding the Company’s financing strategies, and information regarding potential acquisitions, business partnerships and collaborations considered by the Company.

9.                                      Non-Disparagement.  Ms. Atherton shall not disparage or in any way criticize the Company or its officers, directors, employees, products, services or technology at any time in the future.  Similarly, the Company shall not disparage or in any way criticize Ms. Atherton at any time in the future.  Nothing contained in this Section 9 is intended to prevent Ms. Atherton or the Company from testifying truthfully in any legal proceeding.

10.                               Choice of Law.  This Agreement, in all respects, shall be interpreted, enforced and governed by and under the internal laws of the State of Texas, without regard to conflicts of law principles.

11.                               Successors And Assigns.  Ms. Atherton shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement.  This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.  Subject to the foregoing restriction on assignment by Ms. Atherton, this Agreement shall inure to the benefit of and be binding upon each of the Parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Ms. Atherton.

12.                               Attorneys’ Fees.  In the event that either Party asserts a claim for breach of this Agreement or seeks to enforce its terms, the prevailing Party in any such proceeding shall be entitled to recover costs and reasonable attorneys’ fees.

13.                               Interpretation.  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against either Party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

14.                               Amendments; Waivers; Remedies.  This Agreement may not be amended or waived except by a writing signed by Ms. Atherton and by a duly authorized officer of the Company.  Failure to exercise any right under this Agreement shall not constitute a waiver of such right.  Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.  All rights or remedies specified for a Party herein shall be cumulative and in addition to all other rights and remedies of the Party hereunder or under applicable law.

15.                               Integration.  This Agreement, together with any exhibits attached hereto, is intended to be the final, complete and exclusive statement of the Parties’ agreement regarding the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous statements or agreements.  Notwithstanding the foregoing, this Agreement shall not supersede or otherwise affect any agreements previously or concurrently executed by Ms. Atherton relating to the Company’s proprietary information or intellectual property rights, or relating to Ms. Atherton’s non-completion, non-interference or non-solicitation obligations relative to the Company’s business or employees.  To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Ms. Atherton and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.  Any subsequent change in Ms. Atherton’s duties, position or compensation shall not affect the validity or scope of this Agreement.

16.                               Severability.  If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

17.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereby execute this Separation Agreement as of the date first above written.

CRDENTIA CORP.

By:	/s/ James D. Durham	By:	/s/ Pamela Atherton
Name: James D. Durham		Name: Pamela Atherton
Title: Chief Executive Officer

[SIGNATURE PAGE TO SEPARATION AGREEMENT]

EXHIBIT A

CRDENTIA CORP.

INSIDER TRADING POLICY

This Insider Trading Policy provides guidelines to all personnel, including employees (both domestic and international), directors and officers of Crdentia Corp. (the “Company”) for transactions in the Company’s securities and the handling of confidential information about the Company and the companies with which it does business.

We have designated the Chief Financial Officer of the Company or in his absence the Chief Executive Officer of the Company as the Corporate Compliance Officer responsible for the administration of this Insider Trading Policy.

In the discretion of the Corporate Compliance Officer, the Insider Trading Policy may also apply to consultants and contractors to the Company who may come into possession of such information as a result of their work for the Company.

For purposes of this Insider Trading Policy, the Company’s securities include common stock, options to purchase common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures.  The Company’s securities also include derivative securities relating to the Company’s stock, even if not issued by the Company, such as exchange-traded options.

The Company’s Section 16 reporting directors and officers and certain employees designated by the Board from time to time who have access to material non-public information are subject to additional limitations, including pre-clearance and blackout restrictions, described separately in the Company’s Pre-clearance and Blackout Policy.

POLICY

It is the policy of the Company to comply with all insider trading laws and regulations.

RESPONSIBILITY

Employees, officers and directors of the Company may create, use or have access to material information about the Company that is not generally available to the investing public (such information is referred to in this Insider Trading Policy as “material non-public information,” as explained in more detail below).  Each individual has an important ethical and legal obligation to maintain the confidentiality of such information and not to engage in any transactions in the Company’s securities while in possession of material non-public information.  Each individual and the Company may be subject to severe civil and criminal penalties as a result of unauthorized disclosure of or trading in the Company’s securities while in possession of material non-public information.

GUIDELINES

1.                                       Prohibition.  Every employee, officer and director of the Company is prohibited from:

(a)                                  buying or selling the Company’s securities while in possession of material non-public information;

(b)                                 communicating such information to third parties other than those who need to know such information in connection with doing business with or for the Company;

(c)                                  recommending the purchase or sale of the Company’s securities while in the possession of material information that has not been publicly disclosed by the Company; and

(d)                                 assisting anyone engaged in any of the above activities.

This prohibition also applies to information about, and the securities of, other companies (e.g., customers or suppliers) with which the Company has a relationship.

There are no exceptions to this Insider Trading Policy other than those described in Section 8 below.  Engaging in transactions in the Company’s securities that are otherwise necessary for personal reasons, such as personal financial commitments, are still prohibited if you possess material non-public information.

2.                                       Transactions By Family Members; Entities Controlled by You.  The prohibitions outlined in this Policy also apply to your “immediate family” members, including your spouse, minor children or others living in your home and any entities under your control.  “Immediate family” also includes any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother or sister-in-law (as well as other adoptive relationships) who shares your same household.  The Company will hold you responsible for the conduct of your immediate family and any entities under your control.

3.                                       Tipping Information to Others.  You may not disclose any material non-public information to others, including your family members, friends or social acquaintances.  This prohibition applies whether or not you receive any benefit from the other person’s use of that information.  The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading.

4.                                       Material Non-Public Information.

Material Information.  Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to purchase, hold or sell the Company’s securities (e.g., information regarding a possible merger or acquisition involving the Company, the introduction of important products or major marketing changes).  In addition, any information that could affect the market for the Company’s securities is material.

Non-public Information.  Non-public information is any information that has not been disclosed generally to the investing public.  Disclosure by press release or in the Company’s periodic reports filed with the SEC is necessary to make the information public. However, even after the Company has released information to the public, you should generally allow at least two (2) full business days (that is, days on which national stock exchanges and Nasdaq are open for trading) for the investing public to absorb and evaluate the information before you trade in the Company’s securities.

Although it is not possible to list all types of material information, the following are a few examples of information that is particularly sensitive and should be treated as material:

•     changes in estimates of earnings or sales;

•     increases or decreases in dividend payments;

•     stock splits or securities offerings;

•     possible mergers, acquisitions or joint ventures;

•     termination or execution of significant contracts, supply arrangements and technology licenses;

•     changes in management;

•     changes in auditors;

•     the introduction of important products or services, including imaging systems and DIS services;

•     changes in manufacturing;

•     major marketing changes;

•     unusual gains or losses in major operations;

•     public or private sales by the Company of a significant amount of securities;

•     purchase or sale of a significant asset;

•     significant labor dispute;

•     financial liquidity problems;

•     establishment of a repurchase program for the Company’s securities; and

•     loss or addition of key customer relationships.

If you have any question as to whether particular information is material or non-public, you should not trade or communicate the information to anyone without prior approval by the Corporate Compliance Officer.

5.                                       Inadvertent Disclosure.  If material non-public information is inadvertently disclosed by any employee, officer or director to a person outside the Company who is not obligated to keep the information confidential, you should immediately report all the facts to the Corporate Compliance Officer so that the Company may take appropriate remedial action.  As noted in the Company’s Fair Disclosure Policy, under SEC rules, the Company generally has only 24 hours after learning of an inadvertent disclosure of material non-public information to publicly disclose such information.

6.                                       Short-term, Speculative Transactions.  The Company has determined that there is a substantial risk involved and a substantial likelihood for the appearance of improper conduct by Company personnel when they engage in short-term or speculative securities transactions.  Therefore, Company personnel are prohibited from engaging in any of the following activities involving the Company’s shares:

a)                                      purchasing the Company’s securities on margin;

b)                                     pledging Company securities;

c)                                      short sales;

d)                                     buying or selling puts or calls; and

e)                                      engaging in derivative transactions relating to the Company’s securities (e.g., exchange traded options, etc.).

7.                                       Further Prohibition.  From time to time, effective immediately upon notice or as otherwise provided by the Company, the Company may determine that other types of transactions, or all transactions, by Company personnel in the Company’s securities shall be prohibited or shall be permitted only with the prior written consent of the Corporate Compliance Officer.

8.                                       Approved Pre-Planned Trading Programs Pursuant to Rule 10b5-1. Notwithstanding any other guidelines contained herein, it shall not be a violation of this Insider Trading Policy or the Company’s Pre-clearance and Blackout Policy for Company personnel to sell (or purchase) securities of the Company under certain pre-planned trading programs adopted to purchase or sell securities in the future which are in compliance with SEC Rule 10b5 1.  However, you may not enter into a trading program during a blackout period.

All pre-planned trading programs must be approved in advance, in writing, by the Corporate Compliance Officer.  In addition, the Corporate Compliance Officer will need to ensure that the individual who wishes to establish the trading program does not, at the time of entering into the trading program, posses any material non-public information about the Company.  Also, the Company may be aware of material non-public information (that the individual is unaware of) that may make it imprudent for the Corporate Compliance Officer to approve the trading program at that time.

Each director, officer and other Section 16 insider understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Securities Exchange Act of 1934, as amended, including such person’s disclosure and short-swing trading liabilities thereunder.  If any questions arise, such person should consult with their own counsel in designing a trading program.

9.                                       Confidentiality Guidelines.  To provide more effective protection against the inadvertent disclosure of material non-public information about the Company or the companies with which it does business, the Company has adopted the following guidelines in addition to the prohibition in paragraph 3 above.  These guidelines are not intended to be exhaustive.  Additional measures to secure the confidentiality of information should be undertaken as deemed necessary under the circumstances.  If you have any doubt as to your responsibilities with respect to confidential information, please seek clarification and guidance from the Corporate Compliance Officer before you act.  Do not try to resolve any uncertainties on your own.

The following guidelines establish procedures with which every employee, officer and director should comply in order to maximize the security of confidential information:

a)                                      Do not discuss any Company matter in public places, such as elevators, hallways, restrooms or eating facilities, where conversations might be overheard.

b)                                     Use passwords to restrict access to the information on computers.

c)                                      Limit access to particular physical areas where material non-public information is likely to be documented or discussed.

d)                                     Maintain records in accordance with the Company’s Document Retention Policy.

10.                                 Authorized Disclosure of Material Non-Public Information.  Under certain circumstances, the Corporate Compliance Officer may authorize the immediate release of material non-public information.  If disclosure is authorized, the form and content of all public disclosures shall be approved by the Corporate Compliance Officer and Company legal counsel, the Chief Financial Officer, and the Chief Executive Officer pursuant to the terms of the Company’s Fair Disclosure Policy.  In the case of material non-public information which is not disclosed, such information is not to be disclosed or discussed except on a strict “need-to-know” basis.  All requests for information, comments, or interviews (other than routine product inquiries) made to any officer, director or employee of the Company should be directed to the Chief Financial Officer or, in his absence, the Chief Executive Officer who will consult with the Corporate Compliance Officer where necessary and will provide responses in compliance with the Company’s Fair Disclosure Policy.  It is anticipated that most questions raised can be answered by the Chief Financial Officer or another company representative to whom he refers the request.  All officers, directors and employees must comply with the Company’s Fair Disclosure Policy and should not respond to such requests directly, unless expressly instructed otherwise by the Chief Financial Officer or the Chief Executive Officer.  In particular, great care should be taken not to comment on the Company’s expected future financial results.  If the Company wishes to give some direction to investors or securities professionals, it must do so only in compliance with the Company’s Fair Disclosure Policy.  All communications with representatives of the media and securities analysts shall be directed to the Chief Financial Officer or, in his absence, the Chief Executive Officer.

11.                                 Company Assistance.  If you have any questions about specific information or proposed transactions, or as to the applicability or interpretation of this Insider Trading Policy or the propriety of any desired action, you are encouraged to contact the Corporate Compliance Officer.

EXHIBIT B

REFERENCE LETTER

[CRDENTIA LETTERHEAD]

                                  , 2006

To Whom it May Concern:

I have worked with Pam since January 2002 when we began the formation of Crdentia.  Pam secured our first acquisition that enabled the company to commence operations and created all of the policies and procedures utilized in our staffing businesses.  She has served as its President and been responsible for day to day operations as well as the company’s mergers and acquisitions.  During her time with Crdentia, we have acquired and successfully integrated nine companies.

She has a depth of industry knowledge and expertise.  I know her to be dedicated, focused and committed.  It was a pleasure working with Pam in Crdentia’s formation and early days of operation.

B-1